Exhibit 99.1

                K-Swiss Reports Second Quarter Results

    WESTLAKE VILLAGE, Calif.--(BUSINESS WIRE)--July 27, 2006--K-Swiss Inc. (NASDAQ/NM: KSWS) today announced results for the second quarter ended June 30, 2006.

    Financial Highlights

    Net earnings and net earnings per diluted share for the second quarter of 2006 increased 21.3% and 23.4%, respectively, to $20,334,000, or $0.58 per diluted share, compared with $16,765,000, or $0.47 per diluted share, in the prior-year period. Net earnings and net earnings per diluted share for the six months ended June 30, 2006, increased 6.1% and 7.6%, respectively, to $45,244,000, or $1.28 per diluted share, compared with $42,629,000, or $1.19 per diluted share, at June 30, 2005.
    For the second quarter of 2006, total worldwide revenues decreased 1.8% to $124,196,000 compared with $126,474,000 in the prior-year period. Domestic revenues decreased 14.7% to $81,114,000 in the second quarter, and international revenues increased 37.3% to $43,082,000. Total worldwide revenues for the first six months of 2006 decreased 1.9% to $274,180,000 compared with $279,617,000 in the first six months of 2005. Domestic revenues decreased 13.3% to $184,498,000 in the first half of 2006, while international revenues increased 34.0% to $89,682,000.

    Futures Orders

    Worldwide futures orders with start ship dates from July through December decreased 2.2% to $181,182,000 at June 30, 2006, compared with $185,181,000 at June 30, 2005. Domestic futures orders decreased 23.4% to $105,233,000 at June 30, 2006, from $137,464,000 at June 30,
2005. International futures orders increased 59.2% to $75,949,000 at June 30, 2006, from $47,717,000 the previous year.

    Stock Repurchase Program

    The Company purchased 10,000 shares of Class A Common Stock during the second quarter of 2006 for a total expenditure of approximately $268,000 as part of its stock repurchase program. At June 30, 2006, there remains authorization to repurchase approximately 4,091,000 shares under the Company's existing stock repurchase program. Since August 1996, K-Swiss has purchased a total of 25.3 million shares of Class A Common Stock for a total expenditure of $164.1 million.
    K-Swiss also issued guidance for the third quarter of 2006 and full year 2006. The Company expects revenues for the third quarter of 2006 to be approximately $119 to $129 million and earnings per diluted share to be in the range of $0.40 to $0.50. The Company expects full year revenues to be approximately $470 to $480 million and expects to report full year earnings per diluted share of approximately $1.90 to $2.00.
    The Company's estimates for the third quarter of 2006 and full year 2006 reflect the continued investments in marketing, sales and product development for the Royal Elastics brand as well as the expansion of European operations. They are based upon the following assumptions: gross margins will be approximately 47%; SG&A will not rise above $37 million for the quarter and $134 million for the year; cancellations will be moderate; and the Company's growth initiatives with respect to Royal Elastics will not exceed a net loss of $0.08 per share for the year.
    Steven Nichols, Chairman of the Board and President, stated, "The results for the quarter demonstrate the benefit of past investments in building international sales and the continued need for new investment and concepts in our domestic business. The better-than-expected earnings and increased guidance also point to strong expense control and improved product margins. International revenues and backlog were once again decidedly positive with increases of 37% and 59%, respectively, for the second quarter. We are encouraged by the trends we see in the international backlog for the second half of the year and initial international bookings for the first quarter of 2007. However, the domestic business continues to be soft and, based on recent booking trends, indicate that a more realistic timeframe for stemming the domestic downturn is now at least the second half of 2007."

    Investor Conference Call and Web Simulcast

    K-Swiss will conduct a conference call on its second quarter 2006 earnings release on July 27, 2006, at 11:00 a.m. EDT. The number to call for this interactive teleconference is (913) 981-5519. A replay of this conference call will be available through August 3, 2006, by dialing (719) 457-0820 and entering the passcode, 4307563.
    The Company will also provide an online Web simulcast and rebroadcast of this conference call. The live broadcast of K-Swiss' quarterly conference call will be available online at www.streetevents.com and www.earnings.com on July 27, 2006, beginning at 11:00 a.m. EDT. The online replay will follow shortly after the call and continue through August 10, 2006.

    K-Swiss Inc. designs, develops and markets an array of athletic footwear for high performance sports use, fitness activities and casual wear under the K-Swiss brand. The Company also designs and manufactures footwear under the Royal Elastics brand. Royal Elastics, a wholly owned subsidiary, is the leading innovator of slip-on, laceless footwear.

    Certain matters discussed in this press release are subject to certain risks and uncertainties that could cause actual results to differ materially, including, but not limited to: non-achievement of the assumptions discussed herein, general and regional economic conditions, industry trends, merchandise trends, including market acceptance of the Company's training shoe and new Limited Edition lines, and Royal Elastics brand, market acceptance of the Company's casual product in Europe, customer demand, competition, the impact of terrorism and/or a potential global conflict on the worldwide economy, dependence on large customers and credit concentrations and order cancellations and reduced sales resulting from a slower worldwide economy. A complete description of these factors, as well as others which could affect the Company's business, is set forth in the Company's periodic filings, including its Form 10-Q for the quarter ended June 30, 2006, which is currently on file with the SEC. "Backlog" as of any date, represents orders scheduled to be shipped within the next six months. Backlog does not include orders scheduled to be shipped on or prior to the date of determination of backlog. The mix of "futures" and "at-once" orders can vary significantly from quarter to quarter and year to year and, therefore, "futures" are not necessarily indicative of revenues for subsequent periods.


           K-Swiss Inc. Consolidated Statements of Earnings
            (In thousands, except earnings per share data)

                               Three Months Ended   Six Months Ended
                                    June 30,            June 30,
                               ------------------  ------------------
                                  (Unaudited)         (Unaudited)
                                 2006      2005      2006      2005
                               --------  --------  --------  --------
Revenues                       $124,196  $126,474  $274,180  $279,617
Cost of goods sold               62,546    67,648   142,907   148,808
                               --------  --------  --------  --------
    Gross profit                 61,650    58,826   131,273   130,809
Selling, general and
 administrative expenses         34,450    34,946    68,876    67,285
                               --------  --------  --------  --------
    Operating profit             27,200    23,880    62,397    63,524
Interest income, net              1,863       665     3,164     1,183
                               --------  --------  --------  --------
Earnings before income taxes     29,063    24,545    65,561    64,707
Income tax expense                8,729     7,780    20,317    22,078
                               --------  --------  --------  --------
    Net earnings               $ 20,334  $ 16,765  $ 45,244  $ 42,629
                               ========  ========  ========  ========
Basic earnings per share       $   0.59  $   0.49  $   1.32  $   1.24
                               ========  ========  ========  ========
Diluted earnings per share     $   0.58  $   0.47  $   1.28  $   1.19
                               ========  ========  ========  ========
Weighted average number of
 shares outstanding
    Basic                        34,357    34,096    34,307    34,315
    Diluted                      35,321    35,552    35,337    35,800


                 K-Swiss Inc. Condensed Balance Sheets
                            (In thousands)

                                                         June 30,
                                                   ------------------
                                                     2006      2005
                                                   --------  --------
                       ASSETS                          (Unaudited)
CURRENT ASSETS
Cash and cash equivalents                          $195,345  $134,577
Accounts receivable, net                             83,609    78,783
Inventories                                          70,331    65,792
Prepaid expenses and other                            2,899     4,286
Deferred taxes                                        5,406     3,869
                                                   --------  --------
  Total current assets                              357,590   287,307
PROPERTY, PLANT AND EQUIPMENT, NET                   10,497     8,419
OTHER ASSETS
Intangible assets                                     4,700     4,700
Deferred taxes                                        3,819     5,331
Other                                                 6,344     5,630
                                                   --------  --------
                                                     14,863    15,661
                                                   --------  --------
                                                   $382,950  $311,387
                                                   ========  ========

        LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Bank lines of credit                               $     --  $  3,750
Trade accounts payable                               25,041    22,997
Accrued liabilities                                  26,275    23,938
                                                   --------  --------
  Total current liabilities                          51,316    50,685
OTHER LIABILITIES                                    11,230    15,108
STOCKHOLDERS' EQUITY                                320,404   245,594
                                                   --------  --------
                                                   $382,950  $311,387
                                                   ========  ========

    CONTACT: K-Swiss Inc.
             George Powlick, 818-706-5100